Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-198572

Sempra Energy

Final Term Sheet

November 12, 2015

2.85% Notes due 2020

3.75% Notes due 2025

This free writing prospectus relates only to the securities described below and should be read together with Sempra Energy’s preliminary prospectus supplement dated November 12, 2015 (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated September 4, 2014 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Sempra Energy (the “Company”)

Anticipated Ratings:[1]	Baa1 (stable) by Moody’s Investors Service BBB+ (stable) by Standard & Poor’s Ratings Services BBB+ (stable) by Fitch Ratings

Trade Date:	November 12, 2015

Settlement Date:	November 17, 2015 (T+3)

2.85% Notes due 2020

Securities Offered:	2.85% Notes due 2020

Aggregate Principal Amount Offered:	$400,000,000

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2016

Coupon:	2.85%, accruing from November 17, 2015

Maturity:	November 15, 2020

Benchmark Treasury:	1.375% due October 31, 2020

Benchmark Treasury Yield:	1.723%

Spread to Benchmark Treasury:	+ 115 basis points

Yield to Maturity:	2.873%

Price to Public:	99.894%, plus accrued interest, if any

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

Optional Redemption Provision:	Prior to October 15, 2020, make whole call at Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement) + 20 basis points. On and after October 15, 2020, 100% of the principal amount. See the Preliminary Prospectus Supplement for the definition of “Adjusted Treasury Rate” and for further terms and provisions applicable to optional redemption.

CUSIP:	816851 AX7

ISIN:	US816851AX75

3.75% Notes due 2025

Securities Offered:	3.75% Notes due 2025

Aggregate Principal Amount Offered:	$350,000,000

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2016

Coupon:	3.75%, accruing from November 17, 2015

Maturity:	November 15, 2025

Benchmark Treasury:	2.000% due August 15, 2025

Benchmark Treasury Yield:	2.333%

Spread to Benchmark Treasury:	+ 145 basis points

Yield to Maturity:	3.783%

Price to Public:	99.728%, plus accrued interest, if any

Optional Redemption Provision:	Prior to August 15, 2025, make whole call at Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement) + 25 basis points. On and after August 15, 2025, 100% of the principal amount. See the Preliminary Prospectus Supplement for the definition of “Adjusted Treasury Rate” and for further terms and provisions applicable to optional redemption.

CUSIP:	816851 AY5

ISIN:	US816851AY58

All Notes Offered Hereby

Total Net Proceeds:	Approximately $744 million, after deducting underwriting discounts but before deducting estimated offering expenses payable by the Company

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. UBS Securities LLC U.S. Bancorp Investments, Inc.

Co-Managers:	Barclays Capital Inc. BBVA Securities Inc. HSBC Securities (USA) Inc. RBC Capital Markets, LLC SG Americas Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or dg.prospectus_requests@baml.com, by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, or by calling UBS Securities LLC toll-free at 1-888-827-7275.

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